As filed with the Securities and Exchange Commission on September 24, 2020.

Registration Statement No. 333-248607

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Orphazyme A/S

(Exact name of Registrant as specified in its charter)

The Kingdom of Denmark	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ole Maaløes Vej 3, DK-2200

Copenhagen N

Denmark

Tel: +45 39178272

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Orphazyme US, Inc.

180 N. LaSalle Street, Suite 3475

Chicago, Illinois 60601

(773) 770-6888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua A. Kaufman Divakar Gupta Alison Haggerty Mark Ballantyne Cooley LLP 55 Hudson Yards New York, New York 10001	Ilir Mujalovic Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 David Dixter Shearman & Sterling (London) LLP 9 Appold Street London EC2A 2AP, England

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standards” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)(3)(4)	Amount of registration fee(4)
Ordinary Shares, DKK 1 nominal value per share(1)	$114,999,985	$14,927

(1)

All ordinary shares in the U.S. offering are represented by ADSs, each of which represents one ordinary share of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-248669).

(2)	Includes the aggregate offering price of additional ordinary shares (which may be in the form of ADSs) that the underwriters have the option to purchase.

(3)

Includes ordinary shares that are being offered in a private placement to qualified investors, as defined under the EU Prospectus Regulation 2017/1129, in Europe, but which may be resold from time to time in the United States in transactions requiring registration under the Securities Act, or an exemption therefrom. The total number of ordinary shares (including ordinary shares in the form of ADSs) in the U.S. offering and the European private placement is subject to reallocation between them to the extent permitted under applicable laws and regulations.

(4)

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933. This registration fee was previously paid by the Registrant in connection with the filing of its Registration Statement on Form F-1 on September 4, 2020.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-248607) of Orphazyme A/S is being filed solely to refile Exhibit 5.1. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

According to the Danish Companies Act, the general meeting is allowed to discharge our board members and members of our executive management from liability for any particular financial year based on a resolution relating to the financial statements. This discharge means that the general meeting will discharge such board members and members of our executive management from liability to our company. However, the general meeting cannot discharge any claims by individual shareholders or other third parties. In addition, the discharge can be set aside in case the general meeting prior to its decision to discharge was not presented with all reasonable information necessary for the general meeting to assess the matter at hand.

Additionally, we have agreed to indemnify our board members and members of our executive management and employees, in relation to certain claims. We will not, however, indemnify our board members, executive management and employees, in respect of: (i) claims against a person pursuant to Danish law raised before the Danish Courts, except claims arising from the offer, sale and listing of the our securities in the United States and/or its subsequent status as a listed company in the United States, including in respect of our reports filed with or furnished to the U.S. Securities and Exchange Commission; (ii) claims against a person for damages and legal costs related to criminal and/or grossly negligent or willful acts or omissions committed by the indemnified person; (iii) claims against an indemnified person, which is attributable to the gaining or purported gaining of any profit or advantage to which the indemnified person or any related natural or legal person was not legally entitled; (iv) claims covered by insurance; (v) claims brought against the indemnified person by us or any subsidiary of ours; and (vi) any sum payable to a regulatory authority by way of a penalty in respect of the indemnified person’s personal non-compliance with any requirement of a regulatory nature howsoever arising. The indemnification will be limited to a maximum amount per claim per person equivalent to the gross proceeds obtained by us in this offering. The indemnification shall remain in force for a period of five years after the resignation of the indemnified person from us or our subsidiaries, if the claims made within such period are related to such person’s services to us.

There is a risk that such indemnification will be deemed void under Danish law, either because the indemnification is deemed contrary to the rules on discharge of liability in the Danish Company Act, as set forth above, because the indemnification is deemed contrary to sections 19 and 23 of the Danish Liability and Compensation Act, which contain mandatory provisions on recourse claims between an employee (including members of our executive management) and the company, or because the indemnification is deemed contrary to the general provisions of the Danish Contracts Act.

The form of underwriting agreement filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our directors and officers upon the terms and subject to the conditions specified therein.

In addition, we provide our board members and executive management with directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

•	On January 26, 2017, we issued 534,007 new Class C shares to existing shareholders for net proceeds of DKK 48 million.

•	On January 26, 2017 and June 29, 2017, we issued a total of 1,207,662 new Class C shares to LSP V Coöperatieve U.A. and ALS Investment Fund for net proceeds of DKK 109 million.

•	On November 2, 2017, we issued 6,487,882 new ordinary shares in connection with the consolidation of the share classes.

•	On November 6, 2017, we issued 7,500,000 new ordinary shares for gross proceeds of DKK 600 million.

•	On November 20, 2017, we issued 838,092 new ordinary shares pursuant to the exercise of certain warrants.

•

On January 29, 2018, we issued 11,380 new ordinary shares to University of Kansas, Kansas Life Sciences Development Company, Inc., or KLSDC, and UCL Business PLC, or UCL, under the terms of a license agreement entered into in October 2017.

•	On January 31, 2019, we issued 26,060 new ordinary shares to KLSDC and UCL under the terms of a license agreement entered into in October 2017.

•	On March 4, 2019, we issued 19,175 new ordinary shares to participants in our 2017 long-term incentive program.

•	On January 31, 2020, we issued 20,650 new ordinary shares to KLSDC and UCL under the terms of a license agreement entered into in October 2017.

•	On February 6, 2020, we issued 7,032,937 to investors for net proceeds of DKK 695 million.

•

On March 27, 2020, our board of directors approved the issuance of up to 17,702 new ordinary shares of which 4,616, 1,927, 3,451 and 1,927 ordinary shares have subsequently been issued and registered with the Danish Business Authority in connection with the exercise of restricted share units by our board of directors.

•	On July 29, 2020, we issued 31,250 ordinary shares in connection with the vesting and exercise of Matching Shares.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either: (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2); (b) in reliance on Rule 144A promulgated under the Securities Act in that offers, sales and issuances were made only to ‘‘qualified institutional buyers’’ (as such term is defined in Rule 144A(a)(1); (c) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation; or (d) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

Notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibits number	Description of exhibit

1.1*	Form of Underwriting Agreement

3.1*	Articles of Association of Orphazyme A/S, as currently in effect

3.2*	Form of Articles of Association of Orphazyme A/S to be effective after the initial public offering

4.1	Form of Deposit Agreement among Orphazyme A/S, The Bank of New York Mellon, as depositary, and all owners and holders of American Depositary Shares issued thereunder (incorporated by reference to the Form F-6 Registration Statement (File No. 333-248669) filed with the Commission on September 8, 2020)

4.2	Form of American Depositary Receipt evidencing American Depositary Shares (included in exhibit 4.1)

5.1	Form of Opinion of Gorrissen Federspiel Advokatpartnerselskab

10.1+*	Asset Purchase Agreement, dated May 13, 2011, between Orphazyme A/S and CytRx Corporation

10.2+*	University of Miami Exclusive License Agreement, dated September 20, 2019, between the University of Miami and Orphazyme A/S

10.3+*	License Agreement, dated October 31, 2017, among Orphazyme A/S, KU Center for Technology Commercialization Inc., the University of Kansas, Kansas Life Sciences Development Company, Inc. and UCL Business PLC

10.4*	Agreement for the Provision of a Loan Facility of up to €18,000,000 dated August 29, 2017 between Orphazyme A/S and Kreos Capital VI (UK) Limited

21.1*	Subsidiaries of the registrant

23.1*	Consent of EY Godkendt Revisionspartnerselskab (formerly Ernst & Young P/S), independent registered public accounting firm

23.2	Consent of Gorrissen Federspiel Advokatpartnerselskab (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page to this registration statement)

*	Previously filed.
#	Indicates a management contract or any compensatory plan, contract or arrangement.
+

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission, certain portions of this exhibit have been redacted because they are both not material and would be competitively harmful if publicly disclosed. The Registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon its request, an unredacted copy of this exhibit.”

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Copenhagen, Denmark, on September 24, 2020.

ORPHAZYME A/S

By:	/s/ Kim Stratton
Kim Stratton
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kim Stratton Kim Stratton	Chief Executive Officer (Principal Executive Officer)	September 24, 2020

/s/ Anders Vadsholt Anders Vadsholt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 24, 2020

* Georges Gemayel, Ph.D.	Chairman of the Board of Directors	September 24, 2020

* Bo Jesper Hansen, Ph.D., M.D.	Deputy Chairman of the Board of Directors	September 24, 2020

* Martin Bonde, Ph.D.	Director	September 24, 2020

* Rémi Droller	Director	September 24, 2020

* Sten Verland, Ph.D.	Director	September 24, 2020

* Martijn Kleijwegt	Director	September 24, 2020

* Anders Hedegaard	Director	September 24, 2020

Signature	Title	Date

* Catherine Moukheibir	Director	September 24, 2020

* Carrolee Barlow	Director	September 24, 2020

* By:	/s/Anders Vadsholt
Anders Vadsholt Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Orphazyme A/S, has signed this Amendment No. 3 to the Registration Statement on Form F-1 in Chicago, Illinois on September 24, 2020.

ORPHAZYME US, INC.

By:	/s/ Molly Painter
Molly Painter
President